Exhibit 99.3

Jackalope Gas Gathering Services, L.L.C.

Interim Financial Statements

For the periods ended March 31, 2019 and 2018

Jackalope Gas Gathering Services, L.L.C.

Index

Page(s)

Interim Financial Statements

Balance Sheets as of March 31, 2019 and December 31, 2018	1

Statements of Income for the three months ended March 31, 2019 and 2018	2

Statements of Changes in Members’ Equity for the three months ended March 31, 2019 and 2018	3

Statements of Cash Flows for the three months ended March 31, 2019 and 2018	4

Notes to Interim Financial Statements	5 –14

Jackalope Gas Gathering Services, L.L.C.

Balance Sheets

(Unaudited)

	March 31,	December 31,
	2019	2018
CURRENT ASSETS:
Cash and cash equivalents	$24,726,379	$18,529,609
Accounts receivable	26,899,823	26,313,579
Other receivables	1,039,158	—
Other	687,817	242,250

Total current assets	53,353,177	45,085,438

Property, plant and equipment, net	507,089,634	450,656,832
Advance to related party (Note 4)	—	14,474,009
Other noncurrent assets	745,618	—

TOTAL ASSETS	$561,188,429	$510,216,279

CURRENT LIABILITIES:
Accounts payable (including $5,974,988 and $2,109,888) due to related parties at March 31, 2019 and December 31, 2018, respectively (Note 4)	$21,256,926	$14,188,476
Accrued liabilities	1,891,132	1,132,802

Total current liabilities	23,148,058	15,321,278

Asset retirement obligation (Note 6)	2,430,463	2,392,463
Deferred revenue	80,129,341	69,656,810
Other noncurrent liabilities	717,870	—

COMMITMENTS AND CONTINGENCIES (Note 10)

EQUITY:
Members’ equity	454,762,697	422,845,728

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$561,188,429	$510,216,279

The accompanying notes are an integral part of these interim financial statements.

Jackalope Gas Gathering Services, L.L.C.

Statements of Income

(Unaudited)

	Three months ended March 31,
	2019	2018
REVENUES:
Gathering and processing	$19,630,126	$16,827,743

OPERATING EXPENSES:
Operating, including expenses from related parties (Note 4)	7,086,575	4,861,268
Depreciation	4,047,839	3,674,302
General and administrative, including expenses from related parties (Note 4)	2,269,422	1,142,511
Other (income) expense - net	10,815	(665)

Total operating expenses	13,414,651	9,677,416

OPERATING INCOME	6,215,475	7,150,327

OTHER INCOME:
Other, net	137,728	65,733

Total other income	137,728	65,733

NET INCOME	$6,353,203	$7,216,060

The accompanying notes are an integral part of these interim financial statements.

Jackalope Gas Gathering Services, L.L.C.

Statements of Changes in Members’ Equity

(Unaudited)

	Williams	Crestwood	Total Equity
Balance at December 31, 2018	$211,422,864	$211,422,864	$422,845,728

Contributions from members	24,337,385	24,337,385	48,674,770
Distributions to members	(11,555,502)	(11,555,502)	(23,111,004)
Net income	3,176,601	3,176,602	6,353,203

Balance at March 31, 2019	$227,381,348	$227,381,349	$454,762,697

Balance at December 31, 2017	$186,781,003	$186,781,002	$373,562,005

Adoption of ASC 606	(9,343,644)	(9,343,644)	(18,687,288)
Contributions from members	—	—	—
Distributions to members	(7,433,422)	(7,433,422)	(14,866,844)
Net Income	3,608,030	3,608,030	7,216,060

Balance at March 31, 2018	$173,611,967	$173,611,966	$347,223,933

The accompanying notes are an integral part of these interim financial statements.

Jackalope Gas Gathering Services, L.L.C.

Statements of Cash Flows

(Unaudited)

	Three months ended March 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:

NET INCOME	$6,353,203	$7,216,060

ADJUSTMENTS TO RECONCILE NET INCOME TO CASH PROVIDED BY OPERATING ACTIVITIES:
Depreciation	4,047,839	3,674,302
Other (income) expense - net	14,511	—
Changes in assets and liabilities
Increase in accounts receivable	(586,244)	(4,078,764)
Increase in other current assets	(1,484,725)	(513,620)
Increase in accounts payable and accrued liabilities	1,226,070	373,376
Changes in noncurrent liabilities	10,540,591	9,013,093

Net cash provided by operating activities	20,111,245	15,684,447

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(39,478,241)	(3,090,544)

Net cash used in investing activities	(39,478,241)	(3,090,544)

CASH FLOWS FROM FINANCING ACTIVITIES:
Contributions from members	48,674,770	—
Distributions to members	(23,111,004)	(14,866,844)

Net cash (used in) provided by financing activities	25,563,766	(14,866,844)

Net increase (decrease) in cash and cash equivalents	6,196,770	(2,272,941)

Cash and cash equivalents, beginning of period	18,529,609	6,736,832

Cash and cash equivalents, end of period	$24,726,379	$4,463,891

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:

Changes in accounts payable and accrued liabilities related to purchases of property, plant and equipment	$6,073,289	$(216,593)

The accompanying notes are an integral part of these interim financial statements.

Jackalope Gas Gathering Services, L.L.C.

Notes to Financial Statements – (continued)

(Unaudited)

1.	Organization and Nature of Business

Jackalope Gas Gathering Services, L.L.C. (“Jackalope” or the “Company”) is an Oklahoma limited liability company formed on April 12, 2012, to own, operate and develop midstream energy assets. Jackalope conducts its operations within the State of Wyoming, and as of December 31, 2018, its underlying assets consist of approximately 285 miles of gathering pipeline and the Bucking Horse gas processing facility located in the southern section of Powder River. The Bucking Horse gas processing facility as of March 31, 2019 has gas processing capacity of 145 MMcf/d and construction is currently underway to expand the facility to 345 MMcf/d by the end of 2019 or early 2020.

The ownership interests of the members for the periods ended March 31, 2019 and December 31, 2018, are Crestwood Niobrara LLC (50%), a controlled subsidiary of Crestwood Equity Partners, LP “Crestwood” and Williams MLP Operating, LLC (50%), a 100% owned and controlled subsidiary of The Williams Companies, Inc. “Williams”. Williams manages the operations and activities of Jackalope. Crestwood is currently managing the overall construction activities related to the expansion of the Bucking Horse gas processing facility.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying interim financial statements of Jackalope have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

The accompanying unaudited interim financial statements include all normal recurring adjustments and others that, in the opinion of management, are necessary to present fairly our interim financial statements. These financial statements do not include all the notes in our annual financial statements and, therefore, should be read in conjunction with the annual financial statements for the year ended December 31, 2018 and the notes thereto.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Estimates and assumptions which, in the opinion of management, are significant to the underlying amounts included in the financial statements and for which it would be reasonably possible that future events or information could change those estimates include: (1) estimated useful lives of assets, which impacts depreciation; (2) accruals related to revenues, expenses and capital costs; and (3) projections of future cash flows which impacts the amount and timing of deferred revenue recognition. Although management believes these estimates are reasonable, actual results could differ from its estimates.

Cash and Cash Equivalents

For purposes of the financial statements, investments in all highly liquid instruments with original maturities of three months or less at the date of purchase are considered to be cash equivalents. Cash and cash equivalents as of March 31, 2019 and December 31, 2018, were $24.7 million and $18.5 million, respectively.

Jackalope Gas Gathering Services, L.L.C.

Notes to Financial Statements – (continued)

(Unaudited)

Accounts Receivable

The majority of accounts receivable relate to gathering and gas processing services. Accounts receivable included in the balance sheet are reflected net of any applicable allowance for doubtful accounts.

We estimate the allowance for doubtful accounts based on existing economic conditions, the financial condition of the customers, and the amount and age of past due accounts. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for doubtful accounts only after all collection attempts have been exhausted. At March 31, 2019 and December 31, 2018, Jackalope had no allowance for doubtful accounts. Additionally, Jackalope does not charge interest on past due receivables. See Note 8 for further discussion of accounts receivable.

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Expenditures for maintenance and repairs that do not add capacity or extend the useful life of an asset are expensed as incurred. The carrying value of the assets is based on estimates, assumptions and judgments relative to useful lives and salvage values. As assets are disposed, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is included as part of Other (income) expense-net, in Operating expenses in the Statements of Income.

Depreciation is calculated using the straight-line method, based on the assets’ estimated useful lives. These estimates are based on various factors including age, manufacturing specifications, technological advances and historical data concerning useful lives of similar assets.

Impairment of property, plant and equipment

Property, plant and equipment with recorded values that are not expected to be recovered through future cash flows are written down to estimated fair value. Assets are tested for impairment when events or circumstances indicate that the carrying value may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value exceeds the sum of the undiscounted cash flows, an impairment loss equal to the amount that the carrying value exceeds the fair value of the asset is recognized. There were no material impairments as of March 31, 2019 or 2018.

Asset Retirement Obligations

The Company recognizes asset retirement obligations based on the estimated cost of retiring property, plant and equipment. The liability is recognized at fair value, measured as the present value of expected future cash outflows of the asset retirement obligation when the obligation originates, which generally is when an asset is acquired or constructed. The carrying amount of the associated asset is increased commensurate with the liability recognized. Accretion expense is recognized over time as the liability is accreted to the expected settlement value. If the estimated asset retirement obligation changes, an adjustment is recorded to the asset retirement obligation and the associated asset carrying amount. Revisions in estimated asset retirement obligations may result from changes in retirement cost estimates and the estimated timing of settling asset retirement obligations.

Revenue Recognition

Our customers are comprised of oil and natural gas producers.

Jackalope Gas Gathering Services, L.L.C.

Notes to Financial Statements – (continued)

(Unaudited)

A performance obligation is a promise in a contract to transfer a distinct good or service (or integrated package of goods or services) to the customer. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue, when, or as, the performance obligation is satisfied. A performance obligation is distinct if the service is separately identifiable from other items in the integrated package of services and if a customer can benefit from it on its own or with other resources that are readily available to the customer. An integrated package of services typically represents a single performance obligation if the services are contained within the same contract or within multiple contracts entered into in contemplation with one another that are highly interdependent or highly interrelated, meaning each of the services is significantly affected by one or more of the other services in the contract. Our revenue contracts contain a series of distinct services, with the majority of our contracts having a single performance obligation that is satisfied over time as the customer simultaneously receives and consumes the benefits provided by our performance.

For our business, reimbursement and service contracts with customers are viewed together as providing the same commercial objective, as we have the ability to negotiate the mix of consideration between reimbursements and amounts billed over time. Accordingly, we generally recognize reimbursements of construction costs from customers on a gross basis as a contract liability separate from the associated costs included within property, plant, and equipment. The contract liability is recognized into service revenues as the underlying performance obligations are satisfied.

Gathering and Processing Services

Revenues from our business include contracts for natural gas gathering, processing, compression, and other related services with contract terms that are generally long-term in nature. As such, revenue is recognized at the daily completion of the integrated package of services as the integrated package represents a single performance obligation and payment is due from our customers on a monthly basis.

We generally earn a contractually stated fee per unit for the volume of product, gathered or processed. The rate is generally fixed; however, certain contracts contain variable rates that are subject to change based on levels of throughput. For all of our contracts, we allocate the transaction price to each performance obligation based on the relative standalone selling price. The excess of consideration received over revenue recognized results in the deferral of those amounts until future periods based on a straight-line methodology. One significant gathering and processing agreement contains a stated decline in gathering and processing rates. For this type of agreement, a certain amount of the revenue is deferred, resulting in a normalized per unit rate recognized over the term of the contract. The use of judgement is required in determining estimates of future production and the deferral period associated with this agreement.

Certain of our gas gathering and processing agreements have minimum volume commitments “MVC”. If a customer under such an agreement fails to meet its MVC for a specified period (thus not exercising all the contractual rights to gathering and processing services within the specified period, herein referred to as “breakage”), it is obligated to pay a contractually determined fee based upon the shortfall between the actual gathered or processed volumes and the MVC for the period contained in the contract. There have been no shortfall payments made related to these agreements.

Jackalope Gas Gathering Services, L.L.C.

Notes to Financial Statements – (continued)

(Unaudited)

Income Taxes

As a limited liability company, Jackalope is not subject to federal income taxes. All income, expenses, gains, losses and tax credits generated flow through to the members and, accordingly, do not result in a provision for income taxes.

There were no uncertain tax positions as of March 31, 2019 or December 31, 2018.

Recently Issued Accounting Standards

New Accounting Standards Issued and Adopted. In February 2016, the FASB issued ASU 2016-02 “Leases (Topic 842)” “(ASU 2016-02)”. ASU 2016-02 establishes a comprehensive new lease accounting model. ASU 2016-02 modifies the definition of a lease, requires a dual approach to lease classification similar to current lease accounting, and causes lessees to recognize operating leases on the balance sheet as a lease liability measured as the present value of the future lease payments with a corresponding right-of-use asset, with an exception for leases with a term of one year or less. Additional disclosures are also required regarding the amount, timing, and uncertainty of cash flows arising from leases. We adopted ASU 2016-02 effective January 1, 2019. We implemented a financial lease accounting system to assist management in the accounting for leases upon adoption. The most significant changes to our financial statements relate to the recognition of a lease liability and offsetting right-of-use asset in our Balance Sheet for operating leases. Upon adoption a $0.7 million lease liability and offsetting right of use asset was recorded (see Note 9). We also evaluated ASU 2016-02’s available practical expedients on adoption and have generally elected to adopt the practical expedients, which includes the practical expedient to not separate lease and non-lease components by both lessees and lessors by class of underlying assets and the land easements practical expedient.

New Accounting Standards Issued Not Yet Adopted.

In June 2016, the FASB issued ASU 2016-13 “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”). ASU 2016-13 changes the impairment model for most financial assets and certain other instruments. For trade and other receivables, held-to-maturity debt securities, loans, and other instruments, entities will be required to use a new forward-looking “expected loss” model that generally will result in the earlier recognition of allowances for losses. The guidance also requires increased disclosures. ASU 2016-13 is effective for interim and annual periods beginning after December 15, 2020 for non-public entities. Early adoption is permitted. The standard requires varying transition methods for the different categories of amendments. Although we do not expect ASU 2016-13 to have a significant impact, it could impact our trade receivables as the related allowance for credit losses will be recognized earlier under the expected loss model.

3.	Revenue Recognition

Contract Liabilities

Our contract liabilities consist of advance payments from construction reimbursements, and amounts deferred under our decreasing rate contract for which future services are to be provided under the contract. These amounts are deferred until recognized in revenue when the associated performance obligation has been satisfied, which is primarily based on a straight-line methodology over the remaining contractual service periods, which depicts the pattern of transfer to the customer.

Jackalope Gas Gathering Services, L.L.C.

Notes to Financial Statements – (continued)

(Unaudited)

Contracts requiring advance payments and the recognition of contract liabilities are evaluated to determine whether the advance payments provide us with a significant financing benefit. This determination is based on the combined effect of the expected length of time between when we transfer the promised good or service to the customer, when the customer pays for those goods or services, and the prevailing interest rates. We have assessed our contracts for significant financing components and determined that no contract contains a significant financing component. Our contract liabilities balances are presented as Deferred revenue on the Balance Sheets.

The following table presents a reconciliation of our contract liabilities:

	March 31, 2019	March 31, 2018
	(thousands)
Balance at beginning of period	$69,657	$40,845
Payments received and deferred	13,406	15,803
Recognized in revenue	(2,934)	(6,835)

Balance at end of period	$80,129	$49,813

The following table presents the amount of the contract liabilities balance as of March 31, 2019, expected to be recognized as revenue in each of the next five years as performance obligations are expected to be satisfied:

(thousands)
2019 (remainder)	$3,339
2020	4,452
2021	4,452
2022	4,452
2023	4,452
Thereafter	58,982

Total	$80,129

Remaining Performance Obligations

The following table presents the transaction price allocated to the remaining performance obligations under certain contracts as of March 31, 2019. As a practical expedient permitted by ASC 606, this table excludes variable consideration as well as consideration in contracts that is recognized in revenue as billed. It also excludes consideration received prior to March 31, 2019, that will be recognized in future periods (see above for Contract Liabilities and the expected recognition of those amounts within revenue). Certain of our contracts contain renewal provisions for periods beyond the initial term of the contract. The remaining performance obligation amounts as of March 31, 2019, do not consider potential future performance obligations for which the renewal has not been exercised.

Jackalope Gas Gathering Services, L.L.C.

Notes to Financial Statements – (continued)

(Unaudited)

(thousands)
2019 (remainder)	$5,520
2020	7,340
2021	7,340
2022	7,340
2023	7,340
Thereafter	94,315

Total	$129,195

All accounts receivable reflected on the Balance Sheet relates to revenue from contracts with customers.

4.	Related Parties

We have no employees. In the ordinary course of business, Williams and Crestwood provide various services to Jackalope. Williams employs a number of individuals to provide services directly to and on behalf of Jackalope. Jackalope reimburses Williams and Crestwood for the associated costs, which include various operating expenses, charges for direct payroll and associated benefits of Williams employees that work on Jackalope projects, purchases of fuel, and various management fees.

During the three months ended March 31, 2019 and 2018, Jackalope incurred $2.1 million, and $1.5 million, respectively, in related party expenses from Williams and is reported in Operating expenses on the Statement of Income. During the three months ended March 31, 2019 and 2018, Jackalope incurred $1.8 million, and $1.0 million, respectively, in related party expenses from Williams and is reported in General and administrative expenses for overhead fees as provided for under Jackalope’s Limited Liability Company agreement. The overhead fees are calculated using a volumetric component based on gathering MMBTU. During the three months ended March 31, 2019 and 2018, Jackalope incurred $0.5 million and $0.1 million, respectively, in related party expenses from Crestwood and is reported in General and administrative expenses for overhead fees as provided for under Jackalope’s Limited Liability Company agreement.

As of March 31, 2019, and December 31, 2018, Jackalope had related party payables to Williams totaling $3.4 million and $2.1 million, respectively.

Jackalope has advanced funds to an affiliate of Crestwood associated with Crestwood’s management and procurement of the current expansion of the Bucking Horse processing facility. As of March 31, 2019, and December 31, 2018, the unspent portion of the advance, net of retainage, is $0 and $14.5 million, respectively, and has been classified as non-current as the funds will be used for costs associated with the construction of property, plant and equipment. As of March 31, 2019, Jackalope has a $2.6 million payable (included in accounts payable on the Balance Sheet) to Crestwood associated with Crestwood’s procurement of the expansion activities.

Jackalope Gas Gathering Services, L.L.C.

Notes to Financial Statements – (continued)

(Unaudited)

As of March 31, 2019, the net change of $14.9 million in the advance to related party, from December 31, 2018, have been reflected as a reduction to additions to property, plant, and equipment in the Statement of Cash Flows.

5.	Property, Plant and Equipment

A summary of property, plant and equipment and the useful lives is as follows:

	Estimated Useful Life (Years)	March 31, 2019	December 31, 2018
Land		$601,001	$601,001
Gathering systems and processing	30	430,165,822	415,772,666
Building, improvements, and furniture	5-30	20,902,730	20,902,730
Compressors	30	31,156,226	31,156,226
Vehicles and other	3-7	200,668	200,668
Construction work in progress		93,179,558	47,092,073

Property, plant and equipment, at cost		576,206,005	515,725,364
Less: accumulated depreciation		(69,116,371)	(65,068,532)

Total property, plant and equipment, net		$507,089,634	$450,656,832

Depreciation expense for the three months ended March 31, 2019 and 2018, was $4.0 million, and $3.7 million, respectively.

6.	Asset Retirement Obligations

The following table provides a summary of changes in asset retirement obligations.

March 31, 2019
Asset retirement obligations, beginning of period	$2,392,463
Liabilities incurred	—
Revisions	—
Accretion expense	38,000
Other	—

Asset retirement obligations, end of period	$2,430,463

Our asset retirement obligations primarily relate to abandonment costs associated with compression facilities on leased land.

Jackalope Gas Gathering Services, L.L.C.

Notes to Financial Statements – (continued)

(Unaudited)

7.	Fair Value Measurements

The fair-value measurement standard defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard characterizes inputs used in determining fair value according to a hierarchy that prioritizes those inputs based upon the degree to which they are observable. The three levels of the fair value hierarchy are as follows:

Level 1 — inputs represent quoted prices in active markets for identical assets or liabilities.

Level 2 — inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (for example, quoted market prices for similar assets or liabilities in active markets or quoted market prices for identical assets or liabilities in markets not considered to be active, inputs other than quoted prices that are observable for the asset or liability, or market-corroborated inputs).

Level 3 — inputs that are not observable from objective sources, such as management’s internally developed assumptions used in pricing an asset or liability (for example, an estimate of future cash flows used in management’s internally developed present value of future cash flows model that underlies the fair value measurement).

The carrying amount of cash and cash equivalents (classified as Level 1), accounts receivable and accounts payable reported on the balance sheet approximates fair value because of the short-term nature of these instruments.

8.	Concentration of Credit Risk

Chesapeake Energy Corporation (“Chesapeake”) is currently the only significant customer from whom revenues were earned for the three months ended March 31, 2019 and 2018.

Financial instruments that potentially subject Jackalope to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. On March 31, 2019 and December 31, 2018, cash and cash equivalents were invested in a non-interest-bearing account and money market funds with investment grade ratings. On March 31, 2019 and December 31, 2018, Chesapeake accounted for 99 percent of Jackalope’s accounts receivable balance.

9.	Leases

We are a lessee through cancellable and noncancellable lease agreements for property and equipment consisting primarily of land and equipment used in both our operations and administrative functions. We recognize a lease liability with an offsetting right-of-use asset in our Balance Sheet for operating leases based on the present value of the future lease payments. As an accounting policy, we have elected to combine lease and non-lease components for all classes of leased assets in our calculation of the lease liability and the offsetting right-of-use asset.

Our lease agreements require both fixed and variable periodic payments, with initial terms typically ranging from 20 to 38 years. Payment provisions in certain of our lease agreements contain escalation factors which may be based on stated rates or a change in a published index at a future time.

Jackalope Gas Gathering Services, L.L.C.

Notes to Financial Statements – (continued)

(Unaudited)

The amount by which a lease escalates based on the change in a published index, which is not known at lease commencement, is considered a variable payment and is not included in the present value of the future lease payments, which only includes those that are stated or can be calculated based on the lease agreement at lease commencement. In addition to the noncancellable periods, many of our lease agreements provide for one or more extensions of the lease agreement for periods ranging from one year in length to an indefinite number of times following the specified contract term. Other lease agreements provide for extension terms that allow us to utilize the identified leased asset for an indefinite period of time so long as the asset continues to be utilized in our operations. In consideration of these renewal features, we assess the term of the lease agreements, which includes using judgment in the determination of which renewal periods and termination provisions, when at our sole election, will be reasonably certain of being exercised. Periods after the initial term or extension terms that allow for either party to the lease to cancel the lease are not considered in the assessment of the lease term. Additionally, leases with an original term of one year or less, including renewal periods, are not included in the calculation of the lease liability and the offsetting right-of-use asset.

We used judgment in determining the discount rate upon which the present value of the future lease payments is determined. This rate is based on a collateralized interest rate correspondent to the term of the lease agreement using company, industry, and market information available to management.

Lessee Activities

Three Months March 31, 2019
(thousands)
Lease Cost:
Operating lease cost	$16

Cash paid for amounts included in the measurement of operating lease liabilities	$4

Other Information:

Right-of-use asset as of March 31, 2019 (included in Other noncurrent assets in our Balance Sheet)	746
Operating lease liabilities as of March 31, 2019:
Current (included in Accrued liabilities in our Balance Sheet)	40
Noncurrent (included in Other noncurrent liabilities in our Balance Sheet)	718

Weighted-average remaining lease term - operating leases	28
Weighted-average discount rate - operating leases	7.4%

Jackalope Gas Gathering Services, L.L.C.

Notes to Financial Statements – (continued)

(Unaudited)

As of March 31, 2019, the following table represents our operating lease maturities, including renewal provisions that we have assessed as being reasonably certain of exercise, for each of the years ended December 31:

(Thousands)
2019 (remainder)	$58
2020	62
2021	87
2022	62
2023	62
Thereafter	1,450

Total future lease payments	1,781
Less amount representing interest	1,023

Total obligations under operating leases	$758

10.	Commitments and Contingencies

Litigation

Jackalope is, from time to time, subject to various legal actions and claims incidental to its business. Management believes that these routine legal proceedings will not have a material adverse effect on the financial position, results of operations or cash flows. Once it is determined that information pertaining to a legal proceeding indicates that it is probable that a liability has been incurred, an accrual is established equal to the estimate of the likely exposure. There were no accruals for legal contingencies as of March 31, 2019 or December 31, 2018.

11.	Subsequent Events

Management has evaluated the effects of subsequent events for inclusion and disclosure in the accompanying interim financial statements through June 7, 2019, the date the accompanying financial statements were available to be issued.

On April 9, 2019, Crestwood Niobrara LLC, a consolidated subsidiary of Crestwood, acquired Williams’s 50% equity interest in Jackalope for approximately $484.6 million. Jackalope is now a wholly owned subsidiary of Crestwood. Crestwood Midstream Operating, a consolidated subsidiary of Crestwood, will provide field operations and construction management services for Jackalope.